Exhibit 4.1

Appendix

MAGNA INTERNATIONAL INC.

2022 TREASURY PERFORMANCE STOCK UNIT PLAN

ARTICLE 1     PURPOSE

1.1	Purpose

The purpose of this Plan is to establish the default terms and conditions applying to performance stock units of the Corporation, which are intended to:

(a)	support the Corporation’s goal of attracting, retaining, motivating and rewarding key employees of the Corporation and its Subsidiaries;

(b)	incent Participants to act in the long-term best interests of the Corporation; and

(c)	align Participants’ interests with those of the Corporation’s shareholders over the long-term.

ARTICLE 2     INTERPRETATION

2.1	Definitions

When used in this Plan, unless the context otherwise requires, the following terms have the following meanings:

“Award” means a grant or award of Performance Stock Units made pursuant to this Plan.

“Award Agreement” means a written document issued by the Corporation evidencing the terms and conditions on which PSUs have been granted under this Plan. Award Agreements will be in the form attached as Schedule A to this Plan, subject to any amendments to such form as may be approved by the Plan Administrator.

“Board” means the board of directors of the Corporation.

“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks located in Toronto, Ontario, Canada are open for business during normal banking hours.

“Cause” for purposes of this Plan, includes the following acts, any of which in the sole and exclusive determination of the Participant’s Employer justifies the termination of the Participant’s employment with the Participant’s Employer:

(a)	theft, bribery or fraud committed by the Participant;

(b)	competing with the business of the Corporation, its operating groups or any other of the Corporation’s affiliates;

(c)	soliciting for employment any employees of the Corporation, its operating groups or any other of the Corporation’s affiliates;

(d)	unauthorized disclosure of confidential information which is material to the Corporation and/or its affiliates; or

(e)

a material violation of law, material breach of the Corporation’s Code of Conduct and Ethics committed by the Participant, material breach of the Policies or any other act or omission or series of acts or omissions that would at law permit an employer to terminate the employment of an employee without providing the employee with any notice or payment in respect thereof.

“Change of Control” means the occurrence of any of the following events:

(a)

the completion of a transaction pursuant to which any Person hereafter acquires the direct or indirect beneficial ownership of 50% or more of the Shares, including in connection with any merger, consolidation, arrangement or similar transaction;

(b)

the completion, directly or indirectly, in a single transaction or a series of related transactions, of the sale of all or substantially all of the Corporation’s assets to a Person other than a Person that was, prior to such sale, a Related Entity of the Corporation;

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(c)

the dissolution or liquidation of the Corporation except in connection with the distribution of assets of the Corporation to one or more Persons that were Related Entities of the Corporation prior to such event; or

(d)	any other event which, in the opinion of the Plan administrator, reasonably constitutes a change of control of the Corporation.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Corporate Governance, Compensation and Nominating Committee of the Board, including any successor thereto.

“Corporation” means Magna International Inc.

“Disabled” or “Disability” means the Participant’s inability to perform the essential duties of his or her job for a period of six or more consecutive months in any 12 month period, or 12 or more months in total in any 24 month period, subject to any statutory duty of accommodation that may apply at the time.

“ESL” means the employment standards legislation, as amended or replaced, applicable to a Participant who is an employee.

“Fair Market Value” at any date in respect of the Shares means the volume-weighted average closing price of the Shares on the NYSE for the twenty (20) trading days immediately preceding such date.

“Good Leaver” means a Participant who does not receive severance in connection with his or her Retirement and facilitates a true Retirement from active employment with the Corporation pursuant to a Board-approved retirement agreement which: (i) establishes a reasonable notice period (not to exceed 12 months) prior to the Participant’s date of Retirement; (ii) outlines the Participant’s transitional responsibilities; and (iii) reaffirms his or her non-competition and non-solicitation obligations.

“Grant Date” means the effective date of grant specified by the Plan Administrator at the time it grants a PSU; provided, however, that:

(a)	the Grant Date cannot be prior to the date the Plan Administrator acts to grant the PSU; and

(b)	if the Plan Administrator does not specify a Grant Date, such date will be the date on which the Plan Administrator acts to grant the PSU.

“Insider” means an “insider” as defined in the TSX Company Manual, as amended from time to time.

“Minimum Withholding Amount” has the meaning ascribed thereto in Section 4.5 of this Plan.

“NI 45-106” means National Instrument 45-106 — Prospectus and Registration Exemptions, of the Canadian Securities Administrators.

“NYSE” means The New York Stock Exchange.

“OBCA” means the Business Corporations Act (Ontario) and the regulations promulgated thereunder.

“Participant” means:

(a)	a current, actively employed employee of the Corporation or a Subsidiary of the Corporation who serves in the capacity of an executive officer of the Corporation;

(b)	such other employee of the Corporation or a Subsidiary of the Corporation whom the Plan Administrator determines to be eligible for Awards pursuant to this Plan; and

(c)	a former employee of the Corporation or a Subsidiary of the Corporation to whom Section 6.5(b) applies.

For greater certainty, “Participant” includes a Participant’s Permitted Assigns, where applicable.

“Participant’s Employer” means the Corporation or its Subsidiary, as applicable, which employs the Participant or, in the case of a Participant that has ceased to be an employee, which employed the Participant immediately prior to such cessation.

“Performance Goals” means performance goals expressed in terms of the attainment by the Corporation of a specified level of a particular performance criteria or metric, whether expressed in terms of absolute increase in the performance criteria or metric over a period of time, or relative to a market index, a group of other companies or a combination thereof, or on any other basis, all as determined by the Plan Administrator.

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“Performance Period” means the period of time specified in an Award Agreement over which the Performance Goals applicable to an Award are to be measured and assessed.

“Performance Stock Unit” or “PSU” means a notional stock unit equivalent to one Share, granted by the Plan Administrator pursuant to Section 4.1 of this Plan and subject to adjustment in accordance with Sections 4.3 and 4.4 of this Plan.

“Permitted Assign” has the meaning ascribed to the term “permitted assign” in NI 45-106.

“Person” includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator or other legal representative.

“Plan” means this Magna International Inc. Performance Stock Unit Plan, as amended from time to time.

“Plan Administrator” means the Board, except to the extent the Board has delegated administration of this Plan to the Committee in the Committee’s Charter, by resolution or otherwise.

“Policies” means the policies, guidelines and procedures, that govern the way the Corporation operates, including updated, replacement or new policies adopted from time to time, and specifically includes the Corporation’s: Code of Conduct & Ethics; supplemental Compliance Policies and Compliance Control Procedures; Capital Expenditure Guidelines; Real Estate Approval Guidelines; Corporate Disclosure Policy; Insider Trading and Blackout Policy; M&A Transaction Board Pre-Approval Policy; together with all Policies which the Corporation or the Board may establish, or amend, while a Participant is employed by the Corporation or a Subsidiary of the Corporation.

“Related Entity” has the meaning ascribed to the term “related entity” in NI 45-106.

“Retirement” means retirement of a Participant from active employment with the Corporation or a Subsidiary of the Corporation at or after age 60 or, for purposes of this Plan, at or after such earlier age and upon completion of such years of service as the Plan Administrator may specify.

“Security Based Compensation Arrangement” has the meaning given to that term in the TSX Company Manual, as amended from time to time.

“Shares” means the Common Shares in the capital of the Corporation.

“Subsidiary” has the same meaning ascribed thereto in the OBCA.

“Termination Date” means, regardless of whether the termination is lawful or unlawful, with or without Cause, and whether it is the Participant or the Participant’s Employer that initiates the termination, the later of:

(a)

if and only to the extent required to comply with the minimum standards of the ESL, the last day of the applicable minimum statutory notice period applicable to the Participant pursuant to the ESL, if any; and

(b)

the date that is designated by the Participant’s Employer, as the last day of the Participant’s employment with the Participant’s Employer, provided that in the case of termination of employment by resignation by the Participant, such date shall not be earlier than the date notice of resignation was given; and

(c)

in the case of either (a) or (b), without regard to any applicable period of reasonable notice or contractual notice to which the Participant may claim to be entitled under common law, civil law or pursuant to contract in respect of a period which follows the last day that the Participant actually and actively provides services to the Participant’s Employer as specified in the notice of termination provided by the Participant’s Employer. For the avoidance of any doubt, the parties intend to displace any presumption that the Participant is entitled to reasonable notice of termination under common law or civil law in connection with the Plan.

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“Trading Blackout” means any time period during which the Corporation’s most senior officers and directors are prohibited from trading in Shares through a restriction imposed by the Corporation pursuant to its Insider Trading and Blackout Policy.

“TSX” means the Toronto Stock Exchange.

“U.S.” means the United States of America.

“U.S. Taxpayer” means a Participant who, with respect to an Award, is subject to taxation under the applicable U.S. tax laws.

“Vesting Date” means:

(a)	in the case of the death or Disability of a Participant, means the date of death or date on which the Participant is determined to have become Disabled; and

(b)	in all other cases:

(i)	the date on which the Plan Administrator completes the assessment contemplated in Section 4.3 of this Plan as evidenced by a resolution duly approved by the Board; or

(ii)	the date or dates specified in an Award Agreement as the Vesting Date(s) applicable to an Award.

“Vesting Date Value” means the closing price of the Shares on the NYSE on the trading day immediately preceding the Vesting Date.

2.2	Interpretation

(a)	Headings of Articles and Sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Plan.

(b)	Where the word “including” or “includes” is used in this Plan, it means “including (or includes) without limitation”.

(c)

Whenever the Plan Administrator is to exercise discretion in the administration of the terms and conditions of this Plan, the term “discretion” means the sole and absolute discretion of the Plan Administrator.

(d)	As used herein, the terms “Article”, “Section”, “Subsection” and “clause” mean and refer to the specified Article, Section, Subsection and clause of this Plan, respectively.

(e)	Words importing the singular include the plural and vice versa, and words importing any gender include any other gender.

(f)	A reference in this Plan to a statute, rule or regulation refers to that statute, rule or regulation as it existed as of the date this Plan was approved or last amended by the Board.

(g)	Unless otherwise specified, all references to money amounts are to U.S. currency.

ARTICLE 3     PLAN ADMINISTRATION

3.1	Plan Administrator’s Authority

Subject to Section 3.2 hereof, this Plan will be administered by the Plan Administrator and the Plan Administrator has sole and complete authority, in its discretion, to:

(a)	determine the Participants to whom Awards may be granted;

(b)	grant Awards in such amounts and on such terms and conditions as it determines, including the:

(i)	time or times at which Awards may be granted;

(ii)	Performance Goals applying to any Award; and

(iii)	duration of the Performance Period applicable to any Award;

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(c)

make determinations as to the cancellation, amendment, adjustment, acceleration, termination, waiver of termination or any other change to an Award, under such circumstances as the Plan Administrator may consider appropriate;

(d)	interpret this Plan and any Award Agreement and adopt, amend, prescribe and rescind administrative guidelines and other rules and regulations relating to this Plan and any Award Agreement; and

(e)	make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan and any Award Agreement.

3.2	Delegation of Plan Administrator

(a)

The Plan Administrator has authority to administer this Plan pursuant to the terms hereof. The Board may delegate to the Committee all or any of the powers conferred on the Plan Administrator pursuant to Section 3.1 hereof. In the event of such a delegation, the Committee will exercise the powers delegated to it by the Board in the manner and on the terms authorized by the Board. Any decision made or action taken by the Committee arising out of or in connection with the administration or interpretation of this Plan in this context is final, conclusive and binding.

(b)	The Board may change the Plan Administrator at any time by way of Board resolution.

(c)	The day-to-day administration of this Plan may be delegated to such officers and employees of the Corporation as the Plan Administrator determines.

(d)

Any decision made or action taken by the Plan Administrator arising out of or in connection with the administration or interpretation of this Plan in this context is final, conclusive and binding on the Corporation, Participants, Permitted Assigns and all other Persons.

3.3	Eligibility

All Participants are eligible to participate in the Plan, subject to Subsections 6.1(c) and 6.2(c) of this Plan. Eligibility to participate does not confer upon any Participant any right to be granted an Award pursuant to the Plan. The extent to which any Participant is granted an Award pursuant to the Plan will be determined in the sole and absolute discretion of the Plan Administrator, provided, however, that the number of Shares:

(a)	issued to Insiders of the Corporation, within any one-year period; and

(b)	issuable to Insiders of the Corporation, at any time,

under this Plan, or when combined with all other Security Based Compensation Arrangements, shall, in each case, not exceed 10% of the total issued and outstanding Shares, respectively.

3.4	Total Shares Subject to Awards

(a)

The aggregate number of Shares that may be issued pursuant to the Plan shall not exceed 3,000,000. No Awards may be granted if such grant would have the effect of causing the total number of Shares issuable upon the settlement of such Awards to exceed the above-noted total number of Shares reserved for issuance pursuant to this Plan.

(b)

To the extent any Awards (or portions thereof) terminate for any reason prior to the applicable Vesting Date, or are surrendered, forfeited or cancelled (in accordance with the terms of this Plan and/or an Award Agreement), the Shares subject to such Awards shall be added back to the number of Shares reserved for issuance under this Plan and such Shares shall again become available for grant under this Plan.

(c)

Any Shares issued by the Corporation through the assumption or substitution of outstanding equity-based awards from an entity acquired by the Corporation shall not reduce the number of Shares available for issuance pursuant to the exercise or settlement of Awards granted under the Plan. Any Shares issued by the Corporation pursuant to an inducement award in accordance with Section 613(c) of the TSX Company Manual shall not reduce the number of Shares available for issuance pursuant to the exercise or settlement of Awards granted under the Plan.

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3.5	Compliance with Securities Laws

Any Award granted under this Plan is subject to the requirement that, if at any time the Corporation determines that the listing, registration or qualification of the Shares issuable pursuant to such Award upon any securities exchange or under any securities laws of any jurisdiction, or the consent or approval of the TSX, NYSE and/or any securities regulatory authority having jurisdiction over the Corporation is necessary as a condition of, or in connection with, the grant or vesting of such Award or the issuance of Shares thereunder, such Award may not be accepted or redeemed in whole or in part unless such listing, registration, qualification, consent or approval has been effected or obtained on conditions acceptable to the Plan Administrator. Nothing herein will be deemed to require the Corporation to apply for or to obtain such listing, registration, qualification, consent or approval. To the extent applicable, Participants must cooperate with the Corporation in complying with such legislation, rules, regulations and policies.

3.6	Award Agreements

Each Award under this Plan will be evidenced by an Award Agreement, in a form approved by the Plan Administrator. Each Award Agreement will be subject to the applicable provisions of this Plan and will contain such provisions as are required by this Plan and any other provisions that the Plan Administrator may direct, which are not inconsistent with this Plan.

3.7	Non-Transferability

Except to the extent permitted by the Plan Administrator, no assignment or transfer of Awards to any Person other than a Permitted Assign, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Awards whatsoever in any assignee or transferee, and immediately upon any assignment or transfer, or any attempt to make the same, such Awards will terminate and be of no further force or effect.

ARTICLE 4     PERFORMANCE STOCK UNITS

4.1	Grant of PSUs

The Plan Administrator may grant PSUs to any Participant from time to time, subject to the provisions of this Plan and such other terms and conditions as the Plan Administrator may prescribe in an Award Agreement. Each PSU will consist of a conditional right to receive a Share, subject to achievement of the Performance Goals during the applicable Performance Period.

4.2	Terms of PSUs

The Performance Goals to be achieved during a Performance Period, the length of the Performance Period, the number of PSUs granted at target, the effect of the achievement of Performance Goals on payout of the Award and other terms and conditions applicable to an Award will be set forth in the applicable Award Agreement. Unless otherwise specified in the Award Agreement, all PSUs will “cliff-vest” following the Plan Administrator’s assessment referenced in Subsection 4.3(b) of this Plan.

4.3	Assessment of Performance

(a)

With respect to each Award, the Plan Administrator may, in its absolute and sole discretion, at any time after the Grant Date and prior to the payment of the Award, make such adjustments as it deems appropriate to any of the Performance Goals and/or the methodology for calculating the impact of performance on the Award, including:

(i)	revising, deleting and/or replacing a performance measure included in the Performance Goals where it no longer exists, has materially changed or is no longer relevant to the Corporation’s business;

(ii)

revising, deleting and/or replacing a performance measure against which the Performance Goals are assessed where it no longer exists, has materially changed or is no longer relevant to the Corporation’s business or to address the impact of transactions or events which crystallize existing value that is not reflected in such measure at the time such Performance Goals were issued;

(iii)

adjusting the composition of any peer group for purposes of assessing relative performance because members of the original peer group have ceased to be publicly traded or subsequent events warrant adjustment to the composition to provide more meaningful peer comparisons; or

(iv)

other adjustments if the Plan Administrator determines they should be made to reflect extraordinary circumstances that were not and reasonably could not have been anticipated at the time the Award was granted.

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(b)

Following the completion of a Performance Period applicable to an Award, the Plan Administrator will assess the Corporation’s performance in light of the Performance Goals identified and Performance Period established in respect of the Award. The Plan Administrator will then determine the impact of performance on the vesting and/or value of the PSUs and, by resolution, approve the vesting of such number of PSUs to which each Participant is entitled in respect of the applicable Performance Period.

4.4	Issuance of Shares

(a)

Unless otherwise specified in the Award Agreement, subject to Section 4.5, within fifteen (15) business days following the applicable Vesting Date of an Award of PSUs, the Corporation will issue to the Participant that number of fully paid and non-assessable Shares from treasury equal to the number of whole PSUs to which the Participant is entitled after giving effect to any Performance Goals for any Award, inclusive of additional PSUs in respect of dividend equivalents credited pursuant to Section 5.1.

(b)

Notwithstanding the foregoing, if the fifteen (15) business day period falls within a Trading Blackout, then the Corporation will issue the Shares within ten (10) business days of the end of the Trading Blackout. In no circumstances will the Corporation be liable to the Participant for any diminution in market value of the Shares between the date on which the Shares would have been issued to the Participant absent the Trading Blackout, and the date on which the Shares are actually issued to the Participant.

4.5	Withholdings

The settlement of each Award is subject to the condition that if at any time the Plan Administrator determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such grant, vesting, or settlement, such action is not effective unless such withholding has been effected to the satisfaction of the Plan Administrator. In such circumstances, the Plan Administrator may require that a Participant pay to the Corporation or a Subsidiary of the Corporation the minimum amount as the Corporation or a Subsidiary of the Corporation is obliged to remit to the relevant taxing authority in respect of the granting, vesting or settlement of the Award (the “Minimum Withholding Amount”). Any such additional payment is due no later than the date on which such amount with respect to the Award is required to be remitted to the relevant tax authority by the Corporation or a Subsidiary of the Corporation, as the case may be. If the Participant does not pay the Minimum Withholding Amount to the Corporation or a Subsidiary of the Corporation in accordance with the immediately preceding sentence, subject to any requirements or limitations under applicable law, the Corporation or a Subsidiary of the Corporation may, and the Participant hereby authorizes and consents to the Corporation or a Subsidiary of the Corporation (a) withholding the Minimum Withholding Amount from any remuneration or other amount payable by the Corporation or a Subsidiary of the Corporation to the Participant, (b) requiring the Participant to surrender to the Corporation for cancellation a portion of their Award with a Vesting Date Value equal to the Minimum Withholding Amount, (c) requiring the sale of a number of Shares issued upon settlement of such Award and the remittance to the Corporation of the net proceeds from such sale sufficient to satisfy the Minimum Withholding Amount or (d) entering into any other suitable arrangements for the receipt of the Minimum Withholding Amount.

ARTICLE 5     ADDITIONAL AWARD TERMS

5.1	Dividend Equivalents

(a)

Unless otherwise determined by the Plan Administrator and set forth in the particular Award Agreement, dividends will be credited as additional PSUs based on the final number of PSUs determined in accordance with Subsection 4.3(b) of this Plan.

(b)	The foregoing does not obligate the Corporation to declare or pay dividends on Shares and nothing in this Plan should be interpreted as creating such an obligation.

5.2	Recoupment

Notwithstanding any other terms of this Plan, Awards may be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with policies or practices adopted by the Corporation or a Subsidiary of the Corporation, or as otherwise required by applicable law or the rules of any stock exchange on which the Shares are listed and the Participant will not be entitled to any damages or other compensation in respect of any Awards subject to such policies or practices. The Plan Administrator may at any time exercise discretion to determine any such action required, as well as the scope and manner in which this Section 5.2 of this Plan will apply to any Participant or category of Participants.

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ARTICLE 6     TERMINATION OF EMPLOYMENT OR SERVICES

6.1	Death or Disability

Unless otherwise determined by the Plan Administrator and set forth in an Award Agreement, if a Participant dies or becomes Disabled while a Participant:

(a)

each outstanding Award will vest on a pro rated basis on the Vesting Date and Shares will be issued to the Participant or Permitted Assign in accordance with Section 4.4 of this Plan after giving effect to any Performance Goals determined up to such date; and

(b)	such Participant’s eligibility to receive new grants of Awards under the Plan ceases as of the date of death or Disability.

6.2	Termination of Employment or Services

(a)

Unless otherwise specified by the Plan Administrator and set forth in an Award Agreement, where a Participant’s employment is terminated without Cause (whether such termination is lawful or unlawful, with or without any or adequate reasonable notice, or with or without any or adequate compensation in lieu of such reasonable notice, and whether it is the Participant or the Participant’s Employer that initiates the termination), then, subject to having met minimum service conditions specified in an Award Agreement (if applicable), Awards will vest on the Vesting Date and Shares will be issued in accordance with Section 4.4 of this Plan after:

(i)	giving effect to any Performance Goals; and

(ii)	pro-rating the payout to reflect the proportion of the Performance Period the Participant was employed by the Corporation or a Subsidiary of the Corporation up to the Termination Date.

Awards that have not vested as of the Termination Date, and will not vest pursuant to Subsections 6.2(a)(i) and (ii), will be forfeited and cancelled as of the Termination Date and the Participant will not be entitled to any damages or other amounts in respect of any forfeiture and cancellation of any part of an Award in connection with the termination of the Participant’s employment without Cause.

(b)

Notwithstanding anything set out in this Section 6.2, a Participant will forfeit any unvested Awards in the event the Participant breaches any non-competition or non-solicitation obligation the Participant may have to the Corporation or any of its Subsidiaries and the Participant will not be entitled to any damages or other amounts in respect of any such forfeiture.

(c)

Unless otherwise specified by the Plan Administrator and set forth in an Award Agreement, where a Participant’s employment is terminated for Cause, then any Award held by the Participant that has not vested as of the Termination Date will be immediately forfeited and cancelled as of the Termination Date and the Participant will not be entitled to any damages or other amounts in respect of any forfeiture and cancellation of any Award in connection with the termination of the Participant’s employment.

(d)

A Participant’s eligibility to receive further grants of Awards under the Plan ceases on the Termination Date. Except to the extent required to comply with applicable minimum requirements contained in ESL, the Participant is not eligible for continued vesting of any Award during any period in which the Participant receives, or claims to be entitled to receive, any compensatory payments or damages in lieu of notice of termination pursuant to contract, common law or civil law, and the Participant will not be entitled to any damages or other compensation in respect of any Award that does not vest or is not awarded due to termination as of the Termination Date of the Participant’s employment with the Participant’s Employer for any reason. The Plan displaces any and all common law and civil law rights the Participant may have or claim to have in respect of any Awards, including any right to damages. The foregoing shall apply, regardless of: (i) the reason for the termination of Participant’s employment; (ii) whether such termination is lawful or unlawful, with or without Cause; (iii) whether it is the Participant or the Participant’s Employer that initiates the termination; and (iv) any fundamental changes, over time, to the terms and conditions applicable to the Participant’s employment.

6.3	Resignation of Employment

Unless otherwise specified by the Plan Administrator and set forth in an Award Agreement, where a Participant’s employment terminates by reason of voluntary resignation by the Participant (other than pursuant to Retirement), then any Award held by the Participant that has not vested by the Termination Date will be immediately forfeited and cancelled as of the Termination Date and the Participant will not be entitled to any damages or other amounts in respect of any forfeiture and cancellation of any Award in connection with the Participant’s resignation.

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6.4	Retirement

(a)

Unless otherwise specified by the Plan Administrator and set forth in an Award Agreement, where a Participant’s employment terminates by reason of Retirement, then, subject to having met minimum service conditions specified in an Award Agreement (if applicable), Awards will vest on the Vesting Date and Shares will be issued in accordance with Section 4.4 of this Plan after:

(i)	giving effect to any Performance Goals; and

(ii)	pro-rating the payout to reflect the proportion of the Performance Period the Participant was employed by the Corporation or a Subsidiary of the Corporation up to the date of Retirement.

Awards that have not vested as of the date of Retirement, and will not vest pursuant to Subsections 6.4(a)(i) or (ii), will be forfeited and cancelled as of the date of Retirement and the Participant will not be entitled to any damages or other amounts in respect of any forfeiture and cancellation of any part of an Award in connection with the Participant’s Retirement.

(b)

Notwithstanding anything set out in this Section 6.4, a Participant will forfeit any unvested Awards in the event the Participant breaches any non-competition or non-solicitation obligation the Participant may have to the Corporation or any of its Subsidiaries and the Participant will not be entitled to any damages or other amounts in respect of any such forfeiture.

6.5	Change in Relationship with the Corporation

Notwithstanding Section 6.1 to 6.4 of this Plan, unless otherwise determined by the Plan Administrator:

(a)

Awards are not affected by a change of employment or services arrangement within the Corporation or between the Corporation and a Subsidiary of the Corporation for so long as the Participant continues to meet the definition of a “Participant”; and

(b)

Awards are not affected by a change in the Participant’s relationship from an employment relationship to a consulting relationship with the Corporation or a Subsidiary, as applicable, provided that the Participant’s period of employment and period of services as a consultant are continuous and uninterrupted. In such circumstances the following shall apply:

(i)

references herein to the Participant’s “employment agreement” shall be deemed to include any written agreement between the Participant and the Corporation, or between the Participant and a Subsidiary of the Corporation, as applicable, and the remaining references to “employment” shall be deemed to be references to “employment or services” where services are not otherwise referenced;

(ii)

references to the Participant being “employed by” the Corporation or a Subsidiary of the Corporation shall be deemed to be references to the Participant being “employed by or providing services to” the Corporation or a Subsidiary of the Corporation; and

(iii)	the Participant’s Employer shall be deemed to mean the Corporation or Subsidiary to which the Participant provides service as a consultant at the relevant time.

ARTICLE 7     EVENTS AFFECTING THE CORPORATION

7.1	General

The existence of any Awards does not affect in any way the right or power of the Corporation or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Corporation’s capital structure or its business, or any amalgamation, combination, arrangement, merger or consolidation involving the Corporation, to create or issue any bonds, debentures, Shares or other securities of the Corporation or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this Article 7 would have an adverse effect on this Plan or on any Award granted hereunder.

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7.2	Change of Control

(a)

Notwithstanding anything else in this Plan or any Award Agreement, the Plan Administrator may, without the consent of any Participant, take such steps as are necessary or desirable to cause the conversion or exchange of any outstanding PSU into or for shares, share units, rights or other securities of substantially equivalent value (or greater value), as determined by the Plan Administrator in its sole discretion, in any entity participating in or resulting from a Change of Control.

(b)

Upon the Corporation entering into an agreement relating to, or otherwise becoming aware of, a transaction which, if completed, would result in a Change of Control, the Corporation will give written notice of the proposed transaction to all Participants with outstanding Awards, together with a description of the effect of such Change of Control on outstanding Awards, not less than 10 business days prior to the closing of the transaction resulting in the Change of Control.

(c)

Upon the Corporation entering into an agreement relating to, or otherwise becoming aware of, a transaction which, if completed would result in a Change of Control, the Plan Administrator may accelerate the vesting of any or all outstanding PSUs to provide that such PSUs will be fully vested and conditionally settled on (or prior to) the closing date of the transaction resulting in the Change of Control, subject to such terms and conditions as may be specified by the Plan Administrator. If, for any reason, the Change of Control transaction is not completed, the acceleration of vesting and conditional settlement of the outstanding PSUs will be retracted and vesting will instead revert to that in effect immediately prior to the application of this paragraph by the Plan Administrator.

7.3	Reorganization of Corporation’s Capital

Should the Corporation effect a redivision, subdivision, consolidation, recapitalization or any similar transaction to any of the foregoing, or a payment of a stock dividend (other than a stock dividend that is in lieu of a cash dividend), or should any other change be made in the capitalization of the Corporation, and in the event of an amalgamation, arrangement, consolidation, combination, merger or other reorganization involving the Corporation by exchange of Shares, by sale or lease of assets, spin-off or otherwise (other than a Change of Control), that, in the opinion of the Plan Administrator, would warrant the amendment, acceleration or replacement of any existing PSU in order to:

(a)	adjust the number of Shares that may be issued upon settlement of any outstanding PSUs; and/or

(b)	make any other change in order to preserve proportionately the rights and obligations of the Participants,

the Plan Administrator may authorize such steps to be taken as may be equitable and appropriate to that end.

7.4	Other Events Affecting the Corporation

In the event of an amalgamation, combination, merger or other reorganization involving the Corporation by exchange of shares, by sale or lease of assets, spinoff or otherwise, that, in the opinion of the Plan Administrator, warrants the replacement or amendment of any existing Awards in order to:

(a)	adjust the number of Shares or the securities or other property that may be issued on the vesting of any outstanding Awards;

(b)	amend the terms of any outstanding Awards in order to preserve proportionately the rights and obligations of the Participants; or

(c)	provide that the PSUs will be settled by the issuance shares of an entity other than the Corporation,

the Plan Administrator, will authorize such steps to be taken as may be equitable and appropriate to that end.

7.5	Immediate Acceleration of Awards

Where the Plan Administrator determines that the steps provided in Sections 7.3 and 7.4 would not preserve proportionately the rights and obligations of the Participants holding such Awards in the circumstances or otherwise determines that it is appropriate, the Plan Administrator may, but is not required, to permit the immediate vesting and settlement of any unvested Awards.

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7.6	Issue by Corporation of Additional Shares

Except as expressly provided in this Article 7, neither the issue by the Corporation of shares of any class or securities convertible into or exchangeable for shares of any class, nor the conversion or exchange of such shares or securities, affects, and no adjustment by reason thereof is to be made with respect to the number of Shares that may be issued as a result of a grant of Awards.

7.7	Fractions

No fractional Shares will be delivered pursuant to an Award. Accordingly, if, as a result of any adjustment under this Article 7 or a dividend equivalent, a Participant would become entitled to a fractional Share, the Participant has the right to be issued only the adjusted number of full Shares and no payment or other adjustment will be made with respect to the fractional Shares, which will be disregarded.

ARTICLE 8     U.S. TAXPAYERS

8.1	Section 409A of the Code

This Plan will be construed and interpreted to be exempt from, or where not so exempt, to comply with Section 409A of the Code to the extent required to preserve the intended tax consequences of this Plan. To the extent that a grant, payment, settlement, or deferral thereof, is subject to Section 409A of the Code, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. The Corporation reserves the right to amend this Plan to the extent it reasonably determines is necessary in order to preserve the intended tax consequences of this Plan in light of Section 409A of the Code and any regulations or guidance under that section. In no event will the Corporation be responsible if Awards under this Plan result in adverse tax consequences to a U.S. Taxpayer under Section 409A of the Code. Notwithstanding any provisions of the Plan to the contrary, in the case of any “specified employee” within the meaning of Section 409A of the Code who is a U.S. Taxpayer, distributions of non-qualified deferred compensation under Section 409A of the Code made in connection with a “separation from service” within the meaning set forth in Section 409A of the Code may not be made prior to the date which is 6 months after the date of separation from service (or, if earlier, the date of death of the U.S. Taxpayer). Any amounts subject to a delay in payment pursuant to the preceding sentence will be paid as soon practicable following such 6-month anniversary of such separation from service.

ARTICLE 9     AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

9.1	Amendment, Suspension, or Termination of the Plan

The Plan Administrator may from time to time, without notice and without approval of the holders of voting shares of the Corporation, amend, modify, change, suspend or terminate the Plan or any Awards granted pursuant to the Plan as it, in its discretion determines appropriate, provided, however, that:

(a)

no such amendment, modification, change, suspension or termination of the Plan or any Awards granted hereunder may materially impair any rights of a Participant or materially increase any obligations of a Participant under the Plan without the consent of the Participant, unless the Plan Administrator determines such adjustment is required or desirable in order to comply with any applicable securities laws or stock exchange requirements; and

(b)	any amendment that would cause an Award held by a U.S. Taxpayer be subject to the additional tax penalty under Section 409A(1)(b)(i)(II) of the Code will be null and void ab initio.

9.2	Shareholder Approval

Notwithstanding Section 9.1, approval of the holders of voting shares of the Corporation shall be required for the following amendments to the Plan or any Award:

(a)	any increase in the number of Shares reserved for issuance under the Plan, except as a result of an event specified in Section 7.3 of this Plan;

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(b)	an amendment to the provisions of Section 3.3 to remove or exceed the 10% limit set forth therein;

(c)	an amendment to eligible Participants that may permit the introduction of non-employee directors on a discretionary basis;

(d)	an amendment that permits Awards to be transferred to a Person other than a Permitted Assign or for normal estate settlement purposes; and

(e)	this Section 9.2, respecting matters requiring shareholder approval other than the addition of matters to be subject to shareholder approval.

9.3	Permitted Amendments

Without limiting the generality of Section 9.1, but subject to Section 9.2, the Board may, without approval of the holders of voting shares of the Corporation, at any time or from time to time, amend the Plan or any Award for the purposes of:

(a)	making any amendments to the vesting provisions of any Award;

(b)

making any amendments not inconsistent with the Plan as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board, having in mind the best interests of the Participants it may be expedient to make, including amendments that are desirable as a result of changes in law in any jurisdiction where a Participant resides, provided that the Board shall be of the opinion that such amendments and modifications will not be materially prejudicial to the interests of the Participants; or

(c)	making such changes or corrections which are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error.

ARTICLE 10     MISCELLANEOUS

10.1	Legal Requirement

The Corporation is not obligated to grant any Awards, issue any Shares or other securities, make any payments or take any other action if, in the opinion of the Plan Administrator, in its sole discretion, such action would constitute a violation by a Participant or the Corporation of any provision of any applicable statutory or regulatory enactment of any government or government agency or if such action would give rise to any obligation on the part of the Corporation to register as dealer or to file a prospectus under applicable securities laws (unless the Corporation chooses to comply with such obligation).

10.2	Compliance with Employment Standards

It is understood and agreed that all provisions of the Plan are subject to all applicable minimum requirements of ESL and it is the intention of the Corporation and its Subsidiaries to comply with the minimum applicable requirements contained in ESL. Accordingly, the Plan shall: (a) not be interpreted as in any way waiving or contracting out of ESL, and (b) be interpreted to achieve compliance with ESL. In the event that ESL provides for a superior right or entitlement upon termination of employment or otherwise (“Statutory Entitlements”) than provided for under the Plan, the Participant shall be provided with the Participant’s minimum Statutory Entitlements in substitution for the Participant’s rights under the Plan. There shall be no presumption of strict interpretation against the Corporation or its Subsidiaries.

10.3	No Other Benefit

No amount will be paid to, or in respect of, a Participant under the Plan to compensate for a downward fluctuation in the price of a Share, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose. For greater certainty, the Corporation will not be liable to any Participant for any loss resulting from a decline in the market value of any PSUs or Shares.

10.4	Governing Law and Submission To Jurisdiction

This Plan has been made in and is to be construed under and in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each party submits to the exclusive jurisdiction of the competent courts within the Province of Ontario in any action, application, reference or other proceeding arising out of or related to this Agreement and agrees that all claims in respect of any such actions, application, reference or other proceeding will be

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heard and determined in such courts. Each of the parties irrevocably waives, to the fullest extent it may effectively do so, the defence of an inconvenient forum to the maintenance of such action, application or proceeding. A final judgement in any such action, application or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgement or in any other manner specified by law and must not be re-litigated on the merits.

10.5	Participants’ Entitlement

Except as otherwise provided in this Plan, Awards previously granted under this Plan are not affected by any change in the relationship between, or ownership of, the Corporation, any Subsidiary of the Corporation and/or a non-Subsidiary Related Entity of the Corporation (if applicable).

10.6	Participation in the Plan

The participation of any Participant in this Plan is entirely voluntary and not obligatory and should not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in this Plan or an Award Agreement pursuant to this Plan. In particular, participation in the Plan does not constitute a condition of employment or service nor a commitment on the part of the Corporation to ensure the continued employment or service of such Participant. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Shares. The Corporation does not assume responsibility for the personal income or other tax consequences of the Participants and Participants are advised to consult with their own tax advisors.

10.7	Corporate Action

Nothing contained in this Plan or in an Award should be construed so as to prevent the Corporation from taking corporate action which is deemed by the Corporation to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan or any Award.

10.8	Rights of Participant

No Participant has any claim or right to be granted an Award and the granting of any Award is not to be construed as giving a Participant a right to remain as an employee or consultant of the Corporation or an employee, consultant or director of a Subsidiary of the Corporation. No Participant has any rights as a shareholder of the Corporation in respect of Shares issuable pursuant to any Award until the allotment and issuance to such Participant, or as such Participant may direct.

10.9	Conflict

In the event of any conflict among:

(a)	the provisions of this Plan and an Award Agreement, the provisions of the Award Agreement take precedence;

(b)

the provisions of an Award Agreement and an employment agreement between the Corporation or an applicable Subsidiary of the Corporation and a Participant, the provision of the Award Agreement take precedence;

(c)	the provisions of this Plan and an employment agreement between the Corporation or an applicable Subsidiary of the Corporation and a Participant, the provisions of this Plan take precedence; or

(d)

the provisions of this Plan, an Award Agreement and an employment agreement between the Corporation or an applicable Subsidiary of the Corporation and a Participant, the provisions of the Award Agreement take precedence.

10.10	Participant Information

Each Participant must provide the Corporation with all information (including personal information) required by the Corporation in order to administer the Plan. Each Participant acknowledges that information required by the Corporation in order to administer the Plan may be disclosed to third parties (including persons located in jurisdictions other than the Participant’s jurisdiction of residence), in connection with the administration of the Plan. Each Participant consents to such disclosure and authorizes the Corporation to make such disclosure on the Participant’s behalf.

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10.11	International Participants (Other Participants)

With respect to Participants who reside or work outside Canada and the U.S., the Plan Administrator may, in its sole discretion, amend, or otherwise modify, without shareholder approval, the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the provisions of local law, and the Plan Administrator may, where appropriate, establish one or more sub-plans to reflect such amended or otherwise modified provisions.

10.12	Successors and Assigns

The Plan is binding on all successors and assigns of the Corporation.

10.13	General Restrictions and Assignment

Except as required by law and pursuant to Section 3.7 the rights of a Participant under the Plan are not capable of being assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Participant unless otherwise approved by the Plan Administrator.

10.14	Severability

The invalidity or unenforceability of any provision of the Plan will not affect the validity or enforceability of any other provision and any invalid or unenforceable provision must be severed from the Plan.

10.15	Notices

All written notices to be given by the Participant to the Corporation must be delivered personally, email or mail, postage prepaid, addressed as follows:

Magna International Inc.

337 Magna Drive, Aurora ON L4G 7K1

Attention: Corporate Secretary

Any notice given by the Participant pursuant to the terms of an Award will not be effective until actually received by the Corporation at the above address.

10.16	Electronic Delivery

The Corporation or the Plan Administrator may from time to time establish procedures for (i) the electronic delivery of any documents that the Corporation may elect to deliver (including, but not limited to, plan documents, award notices and agreements, and all other forms of communications) in connection with any award made under the Plan, (ii) the receipt of electronic instructions from Participants and/or (iii) an electronic signature system for delivery and acceptance of any such documents. Compliance with such procedures will satisfy any requirement to provide documents in writing and/or for a document to be signed or executed.

10.17	Country Specific Provisions

Notwithstanding any provisions in this Plan and if the Participant moves to any other country, additional terms and conditions may apply to the Participant’s Awards. The Corporation reserves the right to impose other requirements on the Awards to the extent the Corporation determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Awards and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

10.18	Effective Date

This Plan becomes effective on a date to be determined by the Plan Administrator, subject to the approval of the shareholders of the Corporation.

APPROVED BY THE BOARD: March 24, 2022

APPROVED BY SHAREHOLDERS: May 3, 2022

EFFECTIVE FOR ALL PSU AWARDS GRANTED FROM AND AFTER May 3, 2022

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